Exhibit 10.59

July 16, 2003

Leilani Gayles

Los Altos, CA  94024

Dear Leilani,

This letter sets forth the substance of the separation agreement (the “Agreement”) which SILICON VALLEY BANK (the “Bank”) is offering to you to aid in your employment transition.

1.             Separation.  Your last day of work at the Bank shall be December 1, 2003 (the “Separation Date”) but you will not be required to come into the office after July 31, 2003.   You agree that you will take two weeks of your unused vacation prior to the Separation Date.

2.             Accrued Salary and Paid Time Off.  On November 28, 2003, the Bank will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.             Severance Benefits.  The Bank agrees to pay $180,000, less deductions, which is the equivalent of thirteen months of year of salary at your current annual rate of pay.  This payment will be made to you on the first business day following January 1, 2004, provided that you have not revoked the Employee Agreement and Release attached hereto as exhibit A (the “Release”) within eight days following the execution of the Release.

You acknowledge that this payment shall be treated as severance pay, is subject to required payroll deductions and is in excess of and in addition to any other compensation due and owing to you by Bank.

You acknowledge and agree that the consideration for this Agreement is not accrued salary, wages, or vacation and that California Labor Code Section 206.5 is not applicable to this Agreement or to the parties hereto.  That section provides in pertinent part:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

4.             Group Medical, Vision and Dental Benefits.   Through the Separation Date you may continue to participate in the Bank’s group medical, disability, life insurance, vision and dental benefits and you will remain responsible for the premium amounts at the “regular employee rate” subject to the terms and conditions of the applicable program documents.  Thereafter, you will be eligible for healthcare continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1995 (COBRA).  Should you elect COBRA continuation coverage, the Bank will continue to pay the portion of the premium provided to “regular employees” for up to fifteen (15) months following your Separation, as long as you remain eligible under the provisions of COBRA.

5.             Change in Control Policy.  You will not be eligible to receive benefits under the Bank’s Change In Control Severance Benefits Policy following the Separation Date.

6.             Employee Stock Purchase Program (“ESPP”) and Stock Options. In accordance with the terms of the ESPP, you may continue to participate in the ESPP through June 30, 2003.  Any contributions that you make to the ESPP for the offering period in which the Separation Date occurs will be refunded to you.

Similarly, through the Separation Date, you may continue to participate and to vest in your stock options in accordance with, and to the extent permitted by, the Stock Option Plan and your option agreement(s).  Accordingly, after the Separation Date, you will have 90 days to exercise any vested options per the Stock Option Plan provisions.

7.             Retirement Benefits. You are eligible to receive applicable distributions made for the 2003 plan year under 401(k)/Employee Stock Ownership Plan (“ESOP”).  In accordance with the current provisions of the plans, vesting of your account will be accelerated such that on your Separation Date, you will be fully vested in your account balances.  Following the Separation Date, you will not be eligible to make contributions to the 401(k) plan or receive a contribution from the Bank to the ESOP.

8.             Retention Program. You are entitled to receive applicable distributions made in January 2004 under the Retention Programs in which you participate.  You will not receive “Continued Participation” under any of the plans in which you participate.

9.             Incentive Compensation Program.  You will receive a $27,000.00 discretionary bonus for your performance during 2003, payable on your Separation Date.

10.          Continued Use of Bank Services and/or Equipment.  The Bank agrees, that for the six (6) month period following your Separation Date, you may continue remote access of your current voice mailbox, for the receipt of telephone calls related to your job search.  The Bank also agrees that you may keep the Bank’s laptop computer currently used by you, to further assist in your job search.  You will also have access to your SVB e-mail service by means of Microsoft Outlook Web Access through your Separation Date.

11.          Outplacement Benefits.  At your request, the Bank will provide an additional $18,850 payment, in lieu of the Severance Plan’s Outplacement program for executives, payable on your Separation Date.

12.          Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.  This includes, but is not limited to, any future compensation, severance or benefit related to the 401(k), Employee Stock Ownership Plan, stock options, ICP, Retention Plan, the Warrant Incentive Plan, Employee Stock Purchase Plan or CIC.

13.          Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Bank will reimburse you for these expenses pursuant to its regular business practice.

14.          Response to Inquiries.  The Bank agrees to direct all inquiries from prospective employers regarding your employment to Marc Verrisimo, or if he is not immediately available, to Derek Witte.  If so contacted, the Bank agrees to respond that, as a matter of policy, it can only confirm the dates of your employment, your job title, and salary (if requested).  If such contact is made after November 1, 2003, the Bank agrees to further disclose that (1) you resigned from your employment effective November 1, 2003 and that (2) you are “eligible for rehire” according to the Bank’s internal records.  The Bank agrees that its Chief Executive Officer will sign a Letter of Recommendation in the form of Exhibit C hereto and that you may provide such Letter of Recommendation to prospective employers.

15.          Return of Bank Property.  By the Separation Date, you agree to return to the Bank all Bank documents (and all copies thereof) and other Bank property which you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges and keys, cellular phones, and, any materials of any kind which contain or embody any proprietary or confidential information of the Bank (and all reproductions thereof). Notwithstanding the above, you may retain the laptop computer mentioned in paragraph 10, above.

16.          Proprietary Information Obligations. Both during and after your employment you will refrain from any use or disclosure of the Bank’s proprietary or confidential information or materials, including but not limited to all personnel information, all technical and non-technical information, including patent, copyright, trademark, and trade secrets related to the current, future, and proposed services of the Bank, its suppliers and customers’ financial information, customer lists, databases, business forecasts, sales, merchandising, and marketing plans and information.

17.          Confidentiality.  The provisions of this Agreement shall be held in strictest confidence by you and the Bank and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Bank may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Bank employee.

18.          Nondisparagement.  Both you and the Bank’s executive officers (Ken Wilcox, Marc Verissimo, Lauren Friedman, Harry Kellogg, Jim Kochman, Derek Witte and anyone else who may become an Executive Office between July 1, 2003 and January 1, 2004) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Bank shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

19.          Release.  In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto and incorporated herein as Exhibit A and the Bank’s obligations under this Agreement are all conditioned upon your not having revoked the Release within eight days following your execution and delivery to the Bank of the Release.  The Bank agrees to execute a written release of you in the form of

Exhibit B attached hereto for any and all claims, liabilities, demands, causes of action, damages, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Bank.

20.          Miscellaneous.  This Agreement, including Exhibits A, B and C constitute the complete, final and exclusive embodiment of the entire agreement between you and the Bank with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Bank.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Bank, and inure to the benefit of both you and the Bank, their heirs, successors and assigns.  If any provision of this Agreement is determined by any court to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  You agree to cooperate with the Bank and execute any reasonably necessary agreements to facilitate the purpose of this Agreement.

If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to Leilani Gayles by no later than the date which is 21 days after your receipt of this Agreement.  This Agreement will automatically expire if you fail to return the Employee Agreement and the Release by such date.

Sincerely,

SILICON VALLEY BANK

By:	/s/ Derek Witte	Date: July 16, 2003

Derek Witte

Exhibit A - Employee Agreement and Release

Exhibit B - Agreement and Release

Exhibit C – Letter of Recommendation

AGREED:

/s/ Leilani Gayles	Date: July 16, 2003
Leilani Gayles